SPONSORED RESEARCH AGREEMENT
FY23-23-0126-20

THIS AGREEMENT is entered into by and between the Board of Regents of the University of Oklahoma, a constitutional entity of the State of Oklahoma (hereinafter referred to as "University") and DeepPower, Inc. with principal offices at 1633 W Innovation Way, 4th Floor, Lehi, UT 84043 (hereinafter referred to as "Sponsor").

WITNESSETH

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a public higher educational institution, and may derive benefits for both Sponsor and University through the advancement of knowledge through discovery and the creation of new technologies;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree to the following:

SECTION 1. DEFINITIONS

1.1 "Invention" shall mean any invention, discovery, improvement, concept, product, or idea made during the Project whether or not patentable or copyrightable, including but not limited to processes, machines, methods, computer software, formulas, and know-how directly relating thereto. An Invention is "made during the Project" if it arises from work performed pursuant to the Project conducted under this Agreement and is made during the Period of Performance.

1.2 "Joint Invention" shall mean all Inventions conceived and/or made jointly by one or more employees of University and by one or more employees of Sponsor.

1.3 "Period of Performance" is the term of this Agreement as set forth in **Section 3** below, unless earlier terminated as provided for in **Section 5**.

1.4 "Project" shall mean the research project entitled "Geothermal Drilling Research of Super Hot Rocks-Phase I" as described in **Appendix A**, under the direction of Dr. Saeed Salehi as Principal Investigator.

1.5 "Sponsor Invention" shall mean all Inventions conceived and/or made solely by one or more employees of Sponsor.

1.6 "University Invention" shall mean all Inventions conceived and/or made solely by one or more employees of University.

SECTION 2. RESEARCH WORK

2.1 University does not guarantee specific research results but will exercise good faith efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. Sponsor understands that University's primary mission is education and advancement of knowledge and consequently the Project will be designed to carry out that mission.

2.2 The manner of performance of the Project shall be determined solely by the Principal Investigator. In the event the Principal Investigator becomes unable or unwilling to continue the Project and a mutually acceptable substitute is not available, either party shall have the option to terminate the Project.

2.3 Sponsor agrees that, if funds are exhausted prior to completion of the research, University will, at the option

of Sponsor, submit a final report of accomplishments or provide an estimate of additional funds required to complete the Project and will continue the research if such funds are provided by Sponsor.

2.4 Sponsor understands that University may be involved in similar research through the same or other researchers on behalf of itself and others. University shall be free to continue such research, and Sponsor shall not gain any rights *via* this Agreement to such other research.

2.5 The Principal Investigator shall furnish Sponsor periodic letter reports summarizing progress on the Project, and/or meet with Sponsor's personnel as requested by Sponsor. The Principal Investigator shall prepare and submit, on behalf of University, a final report to the Sponsor within ninety (90) days of the termination of this Agreement.

2.6 As long as Principal Investigator is employed by University, it shall be conclusively presumed that any patentable invention conceived of and/or reduced to practice by such Principal Investigator was made in his/her/their capacity as an employee of University and shall be promptly disclosed to and exclusively owned by University regardless of the circumstances surrounding the conception and/or reduction to practice.

SECTION 3. PERIOD OF PERFORMANCE

3.1. The Period of Performance will be: November 1, 2022 through June 30, 2024.

SECTION 4. COSTS, BILLINGS AND OTHER SUPPORT

4.1 For the services, reports, and other items to be delivered hereunder Sponsor shall pay University a fixed price in the amount $1,249,438. As the Project progresses, Sponsor and Principal Investigator may mutually agree to modify the Scope of Work ("SOW"). In this case, any unused funds in this Project at the time of scope modification shall be reallocated to the revised SOW. Sponsor shall submit payment to University according to this schedule, which matches the anticipated expenditures under the SOW.

Upon execution of this Agreement:	$245,000
April 1, 2023	$245,000
July 1, 2023	$270,000
October 1, 2023	$225,000
January 1, 2024	$129,000
April 1, 2024	$135,438

4.2 University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement. Title to equipment furnished by Sponsor to University, if any, shall remain with the Sponsor. The costs of transporting, installing and servicing any equipment used herein, whether the property of University or Sponsor, shall be allowable under this Agreement.

SECTION 5. TERMINATION

5.1 Either party may terminate this Agreement at any time by giving not less than sixty (60) days prior written notice to the other party. In the event of early termination, University shall take all reasonable steps to minimize termination costs. Provided, notwithstanding anything in this Agreement to the contrary, in the event of early termination, Sponsor shall pay all costs and noncancellable obligations incurred by University and prorated as of the date of termination. Noncancellable obligations may include, without limitation, compensation for Project personnel through the end of their contract term.

5.2 In the event that either party shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy the default or breach within thirty (30) days after receipt of written notice thereof from the other party, the party giving notice may, at its option and in addition to any other remedies which it

may have at law or in equity, terminate this Agreement by sending written notice of termination in accordance with **Section 10** to the defaulting party and the termination shall be effective as of the date of the receipt of the notice.

5.3 The performance by either Party hereunder shall be excused to the extent of unforeseen circumstances beyond such Party's reasonable control, including, but not limited to: National Weather Service forecasted weather events, hurricanes, tsunami, floods, ice storms, lightning, landslide or similarly cataclysmic occurrence, or other acts of God; extended power outages; epidemics, pandemics, or related outbreaks if declared by the World Health Organization or federal government; county, state, or national declaration(s) of emergency as issued by an authorized government entity; war, acts of terrorism, or acts of public enemies; sabotage, riots or civil disturbances; or material destruction of facilities. In such event, the Parties shall be excused from performing an obligation or undertaking provided for in this Agreement, and the period for the performance of any such obligation or undertaking shall be extended for a period equivalent to the period of actual delay; provided, however, if performance is not restored within one hundred and twenty (120) days, either Party may terminate this Agreement.

5.4 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor's breach of contract for failure to make payments under **Section 4** shall cause Sponsor to forfeit its rights under **Section 8**. The rights and duties of **Sections 6, 8, 9** and **Paragraph 11.10** of this Agreement shall survive termination.

SECTION 6. PUBLICITY

Neither party to this Agreement may use the name or mark of the other nor the name(s) of the other's employees in news releases, publicity, advertising, or product promotion without the prior written permission of the other.

SECTION 7. PUBLICATION

Subject to confidentiality provisions, University shall have the right at its discretion to release non-proprietary information or to publish any material resulting from the Project. University will furnish a copy of any proposed publication to Sponsor for its review at least thirty (30) days in advance of submission for publication. Publication of specific results may be delayed for a limited period, not to exceed sixty (60) days, to obtain any intellectual property protection and remove Sponsor Proprietary Information contained in the publication. Sponsor agrees to limit disclosure of such copies to its employees solely for the purposes of review and comment unless otherwise agreed in writing by University. No unreasonable delay shall be imposed on the filing, defense or publication of any student thesis or dissertation. University shall give Sponsor the option of being acknowledged in such publication for its sponsorship of the Project.

SECTION 8. INTELLECTUAL PROPERTY

8.1 Any University Invention shall belong to University and any Sponsor Invention shall belong to Sponsor; provided however, University is hereby granted a royalty-free, nonexclusive and nontransferable right and license to Sponsor Inventions for non-commercial, educational and research purposes. Any Joint Invention shall belong to University and Sponsor, jointly.

8.2 University will provide Sponsor with a written disclosure of any University Invention or Joint Invention promptly upon its being reported to the University by the Principal Investigator. Sponsor will provide University with a written disclosure of any Sponsor Invention or Joint Invention promptly upon its being reported to Sponsor by a Sponsor investigator. Sponsor shall execute a non-disclosure agreement covering Inventions, as may be required by the University.

8.3 University hereby grants to Sponsor a non-exclusive, royalty-free license to use any University Invention in connection with Sponsor's field of commercial interest, subject to all of the following conditions and qualifications: (a) the license herein described applies to any University Invention only to the extent to which said Invention was actually and formally disclosed to University, (b) Sponsor does not license University Invention to third party(-ies), and (c) Invention is not embodied in any product or services sold or provided by Sponsor, or Sponsor's affiliates, in

any manner.

8.4 University here by grants to Sponsor_an exclusive option to negotiate an exclusive license (to the extent University may be free to do so) to a University Invention and/or University rights in a Joint Invention subject to requirements that:

(a) Sponsor can exercise its option to negotiate the exclusive license agreement for any such Invention(s), in writing, at any time from the date of this Agreement up to 12 months after the termination of this Agreement (the "Exclusive Option Period"). During the Exclusive Option Period, University shall not advertise the Invention(s) for licensing or have discussions with any third party-(ies) regarding licensing the Inventions(s).

(b) Sponsor and University shall negotiate the terms and conditions of the license in good faith for a period that shall not exceed one hundred twenty (120) days from Sponsor's notice of intent to exercise said option, or such other period of time agreeable to both parties.

(c) In the event that Sponsor and University fail to enter into an agreement during that one hundred twenty (120) day period of time, the University shall have the right to dispose of the University Invention, at its sole and exclusive discretion with no further obligation to Sponsor.

8.5 The parties recognize that inventions, improvements, discoveries, copyrightable works, or other proprietary information may arise from research sponsored in whole or in part by governmental agencies. The parties agree that any such development shall be governed by the provisions of applicable law and subject to the reservation of the rights of the Government of the United States of America, as set forth in 37 CFR 401 and the Patent and Trademark Law Amendments Act of 1980 (Bayh-Dole Act).

SECTION 9. CONFIDENTIALITY

9.1 Any and all knowledge, proprietary information, know-how, practices, processes, or other information (hereinafter referred to as "Confidential Information") disclosed or submitted in writing or in other tangible form which is marked "Confidential Information" to either party by the other shall be submitted to the designated technical representative identified in Section 10 and maintained by the receiving party in strict confidence and shall not be disclosed to any third party. Furthermore, neither party shall use Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to employees requiring access for the purposes of this Agreement; provided, however, that prior to making any such disclosure the employee shall be apprised of the duty to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement.

9.2 Each party shall use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of three (3) years from receipt thereof, provided that the receiving party's obligation hereunder shall not apply to information that:

a. is generally available to the public, or thereafter becomes available to the public through no act of the receiving party, or

b. is documented to be independently known prior to receipt thereof, or is made available to the receiving party as a matter of lawful right by a third party, or

c. is required by law to be released; provided, however, that prior to any such release, the other party will be notified so that it may take protective measures if it deems necessary, or

d. is independently developed by an employee of receiving party that has not had access directly or indirectly to the Confidential Information, which claim is corroborated by written evidence.

SECTION 10. NOTICES

Notices, invoices, communications and payments shall be submitted to the offices identified below. All legal notices must be sent by personal delivery or certified mail, return receipt requested. All other contractual notices and communications hereunder shall be deemed made as of the date of mailing if given by overnight courier service or by registered, certified or first class mail, postage prepaid, and addressed to the party to receive such notice or communication at the address(es) given below, or such other address as may hereafter be designated by notice in writing.

If to Sponsor (Business/Invoices):		
Name:	Andrew Van Noy	
Address:	1633 W Innovation Way 4th Floor	
City, State, ZIP Code:	Lehi, UT, 84043	
Phone/Fax:	(800) 347-0589	( ) -
e-mail:	andrew@deeppower.com	

If to Sponsor (Technical):		
Name:	Andrew Van Noy	
Address:	1633 W Innovation Way 4th Floor	
City, State, ZIP Code:	Lehi, UT, 84043	
Phone/Fax:	(800) 347-0589	( )
e-mail:	andrew@deeppower.com	

If to University (Legal):	
Name:	The Executive Secretary of the Board of Regents of the University of Oklahoma
Address:	660 Parrington Oval, Room 119
City, State, ZIP Code:	Norman, OK 730191

If to University (Business/Payment):		
Name:	Tamara Franklin	
Address:	Associate Vice President, Research Financial Services University of Oklahoma 201 Stephenson Pkwy., Five Partners Place, Ste. 3100	
City, State, ZIP Code:	Norman, OK 73019-5833	
Phone/Fax:	(405) 325-1804	(405) 325-6029
e-mail:	Tamara-franklin@ou.edu	

If to University (Business/Contract Terms):		
Name:	Stacy Conatser	
Address:	Office of Research Services University of Oklahoma 201 Stephenson Pkwy., Five Partners Place, Ste. 3100	
City, State, ZIP Code:	Norman, OK 73019-5833	
Phone/Fax:	(405) 325- 9029	(405) 325-6029
e-mail:	sconatser@ou.edu	

If to University (Technical):	
Name:	Saeed Salehi
Address:	100 E. Boyd Ave Sarkeys Energy Center
City, State, ZIP Code:	Norman, OK 73019
Phone/Fax:	(405) 325-6846
e-mail:	salehi@ou.edu

SECTION 11. GENERAL TERMS AND CONDITIONS

11.1 This Agreement may not be assigned by either party in whole or in part without the prior written permission of the other party.

11.2 This agreement shall be governed by the laws of the state of Oklahoma, without giving force and effect to its choice of law provisions. Any legal action in connection with this agreement shall be filed in a state court of competent jurisdiction in the state of Oklahoma, to which jurisdiction and venue Sponsor expressly agrees.

11.3 Should the parties to this Agreement be unable to resolve between themselves any dispute arising from any of the provisions within this Agreement, each party shall have recourse under the law.

11.4 If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.5 This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior and/or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties relating to the work to be performed. This Agreement may be extended, renewed or otherwise amended at any time by the mutual written agreement of the parties. If a purchase order or other document relating to the work to be performed is provided with terms or conditions contradictory to those included in this Agreement, the terms and conditions of this Agreement shall supersede and remain applicable.

11.6 This Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which shall constitute one and the same instrument. This Agreement may be executed using electronic or digital signatures, which shall have the same force and effect as a manual signature.

11.7 The parties agree that this Agreement shall be binding upon their respective successors, assigns or transferees of any nature, if assignment and/or transfer is permitted in accordance with the terms of this Agreement.

11.8 Sponsor agrees that it shall comply with the export control laws and regulations, embargoes and sanctions. Each party agrees that in the event that export controlled information/technology is disclosed, disclosing party shall provide receiving party with sufficient and appropriate information including Export Control Classification Numbers (ECCNs)

and/or the Munitions List categories to allow receiving party to properly comply with the export controls regulations. Sponsor maintains an export management system adequate to ensure compliance. Sponsor agrees that it will comply with all other applicable laws, orders and regulations relating to the use and/or transfer of deliverables specified in **Appendix** A and that it will not at any time take any action which would cause University to be in violation of any such laws, orders and regulations.

11.9 In the performance of all services hereunder, the parties shall be deemed to be and shall be independent contractors and, as such, neither shall be entitled to any benefits applicable to employees of the other. Neither party is authorized or empowered to act for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, and/or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

11.10 Sponsor shall indemnify, defend, and hold University, its Regents, officers, agents, students, and employees harmless from and against liability for any and all claims, demands, damages, liabilities, fines, penalties, losses, expenses, costs, and fees of any nature (e.g., attorneys' fees) including, but not limited to, bodily injury, death, personal injury, illness, product liability, and property damage arising from Sponsor's use of information or materials received from University, by Sponsor or its officers, servants, agents, or of any third party acting on behalf of or under authorization from Sponsor including without limitation, use of products, developed or made arising out of or in connection with this Agreement. University will give Sponsor notice of any claim it receives within ten (10) business days of receipt of a claim by University.

11.11 University agrees to be responsible for its own negligent acts and omissions and those of its employees and agents in accordance with the Oklahoma Governmental Tort Claims Act, 51 O.S. 1991 151, *et seq*., as amended.

11.12 As applicable, the provisions of Executive Order 11246, as amended by Executive Order No. 11375, Executive Order No. 11141, Executive Order No. 13665 and as supplemented in Department of Labor regulations (41 CFR Part 60-1.4(a), 60-300.5(a) and 60-741.5(a) et. seq.), are incorporated into this Agreement and must be included in any subcontracts awarded involving this Agreement. The parties represent that all services are provided without discrimination on the basis of race, color, religion, national origin, sex, sexual orientation, gender identity, national origin, disability, political beliefs, or veteran's status; they do not maintain nor provide for their employees any segregated facilities, nor will the parties permit their employees to perform their services at any location where segregated facilities are maintained. In addition, the parties agree to comply with the applicable provisions of Section 504 of the Rehabilitation Act of 1973, 29 U.S.C. §701and the Vietnam Era Veteran's Readjustment Assistance Act of 1974, 38 U.S.C. § 4212.

11.13 The terms of this Agreement shall not be binding upon either of the parties hereto until it has been properly executed on behalf of each party to the Agreement in the spaces provided below. It is then effective as of the starting date of the period of performance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

SPONSOR		THE BOARD OF REGENTS OF THE UNIVERSITY OF OKLAHOMA	
BY:	[redacted]	BY:	Digitally signed by Michael Purcell Date: 2022.09.27 15:16:57 -05'00'
	Andrew Van Noy		Michael Purcell
TITLE:	CEO	TITLE:	Executive Director, Office of Research Services
DATE:	9-27-22	DATE:	09/27/2022

READ AND UNDERSTOOD:

BY:	Saeed Salehi	DATE:	09/20/2022
Principal Investigator	Saeed Salehi		

APPENDIX A

STATEMENT OF RESEARCH PROJECT/PROPOSAL